Item 30  Exhibit  (h) i. a. 2.i.

FIRST AMENDM ENT TO THE FINANCIAL SUPPORT AGREEM ENT for
AIM VARIABLE INSURANCE FUNDS (INVESCO VARIABLE INSURANCE FUNDS)

THIS FIRST AMENDMENT, effective as of May 24, 2019 (“First Amendment”), amends the Financial Support Agreement between Massachusetts Mutual Life Insurance Company, a Massachusetts life insurance company (“Insurer”) and Invesco Distributors, Inc., a Delaware corporation, (“Invesco”) (collectively, the “Parties”) dated October 1, 2016 (“Agreement”).

WHEREAS, the Parties wish to amend the Agreement pursuant to Section 6, which requires amendments to be mutually agreed upon by the Parties in writing; and

WHEREAS, the Parties wish to replace Schedule A; and

NOW THEREFORE, the Parties hereby agree to amend the terms of the Agreement, pursuant to Section 6, as follows:

1.          Section 3(e) of the Agreement is deleted in its entirety and replaced with the following:

3(e). Insurer is not required to register with the Securities Exchange Commission as a broker-dealer under the Securities Exchange Act of 1934, as amended.

2.          Schedule A of the Agreement is hereby deleted in its entirety and replaced with the attached Schedule A.

3.          The Parties agree that:

a.	any expenses incurred pursuant to the Agreement shall be allocated to and from the parties in conformity with customary insurance accounting practice; and

b.	the books, accounts and records of each party shall be maintained as to clearly and accurately disclose the precise nature and details of transactions performed pursuant to the Agreement.

c.	all books and records of the Insurer are and remain the property of the Insurer and are subject to control of the Insurer;

d.	all funds and invested assets of the Insurer are the exclusive property of the Insurer, held for the benefit of the Insurer and are subject to the control of the Insurer;

e.
The parties agree that any claim or dispute between them under this Agreement shall be submitted to the jurisdiction of FINRA Dispute Resolution, to be heard and decided by an industry arbitration panel in accordance with the rules and of FINRA as applicable when the arbitration is filed. If FINRA declines jurisdiction of the dispute for any reason, then the dispute may be resolved through arbitration in accordance with the rules and regulations of the American Arbitration Association. Any award by an arbitration panel shall be final and not subject to appeal and judgment upon the award may be entered by any court having jurisdiction. Venue for any such arbitration hearing will be the State of Texas. This Section 4(f) shall survive any termination of this Agreement.

4.
Each party agrees to indemnify, defend and hold harmless the other party from and against any and all losses, liabilities, claims, or actions, which result from or arise in connection with (a) the indemnifying party’s breach of this Agreement or a representation or warranty under this Agreement; (b) the indemnifying party’s gross negligence or willful misconduct; and (c) any violations of applicable laws or regulations by the indemnifying party.

5.	Except as expressly provided in this Amendment, all other terms and provisions of the Agreement shall remain in full force and effect.

6.	Terms used, but not otherwise defined herein, shall have the meaning set forth in the Agreement.

{Signature Page to Follow.}

IN WITNESS WHEREOF, the parties below have caused this First Amendment to the Financial Support Agreement for the AIM Variable Insurance Funds (Invesco Variable Insurance Funds) to be executed by their duly authorized officers effective as of the day and year first written above.

MASSACHUSETTS MUTUAL LIFE INSURANCE COM PANY

By:	/s/ Philip Michalowski
Print Name:	Philip Michalowski
Title:	Head of Annuity Product

INVESCO DISTRIBUTORS, INC.

By:	/s/ Nicole Filingeri
Print Name:	Nicole Filingeri
Title:	Vice President

SCHEDULE A
FINANCIAL SUPPORT FEE

1)
Invesco agrees to pay to Insurer a quarterly fee (“Quarterly Fee”) equal to a percentage of the average daily net assets of the Portfolios attributable to the Contracts issued by Insurer at the following annual rates:

Annual Rate: 0.00% (0 basis points)	Invesco V.I. Equally Weighted S&P 500 Fund Invesco V.I. Government Money Market Fund Invesco V.I. S&P 500 Index Fund
Annual Rate: 0.10% (10 basis points)
Invesco V.I. American Franchise Fund
Invesco V.I. American Value Fund
Invesco V.I. Balanced-Risk Allocation Fund
Invesco V.I. Comstock Fund
Invesco V.I. Core Equity Fund
Invesco V.I. Core Plus Bond Fund
Invesco V.I. Diversified Dividend Fund
Invesco V.I. Equity and Income Fund
Invesco V.I. Global Core Equity Fund
Invesco V.I. Global Real Estate Fund
Invesco V.I. Government Securities Fund
Invesco V.I. Growth and Income Fund
Invesco V.I. High Yield Fund
Invesco V.I. Health Care Fund
Invesco V.I. International Growth Fund
Invesco V.I. Managed Volatility Fund
Invesco V.I. Mid Cap Core Equity Fund
Invesco V.I. Mid Cap Growth Fund
Invesco V.I. Small Cap Equity Fund
Invesco V.I. Technology Fund
Invesco V.I. Value Opportunities Fund

Annual Rate: 0.07% (7 basis points)
Invesco Oppenheimer V.I. Capital Appreciation Fund
Invesco Oppenheimer V.I. Conservative Balanced Fund
Invesco Oppenheimer V.I. Discovery Mid-Cap Growth Fund
Invesco Oppenheimer V.I. Global Fund
Invesco Oppenheimer V.I. Global Strategic Income Fund
Invesco Oppenheimer V.I. International Growth Fund
Invesco Oppenheimer V.I. Main Street Fund
Invesco Oppenheimer V.I. Main Street Small Cap Fund
Invesco Oppenheimer V.I. Total Return Bond Fund

2)
Invesco agrees to reimburse Insurer for reasonable and documented printing costs, in aggregate, for Fund Materials issued for C.M. Life Insurance Company, MML Bay State Insurance Company and Mass Mutual Life Insurance Company, according to the following reimbursement grid. Any costs exceeding reimbursement caps shown below will be borne by the Insurer. All reimbursements to Insurer for documented printed costs will terminate as of December 31, 2022.

May 25, 2019 – December 31, 2019	[_____] reimbursement cap
January 1, 2020 – December 31, 2020	[_____] reimbursement cap
January 1, 2021 – December 31, 2021	[_____] reimbursement cap
January 1, 2022 – December 31, 2022	[_____] reimbursement cap